Exhibit 99.1

Investors:	Valerie Haertel	Media:	Jeffrey Simek
	(201) 269-5781		(201) 269-6400
	valerie_haertel@medco.com		jeffrey_simek@medco.com

Medco Reports Record Earnings Per Share, Income, EBITDA, and Generic

Dispensing Rate, Reflecting Very Strong First-Quarter Performance

— First-Quarter Diluted GAAP EPS of $0.94, up 100 Percent over First-Quarter 2006

Diluted EPS of $0.47, Excluding the First-Quarter 2006 Legal Settlements Charge; Company Raises

and Narrows 2007 Guidance —

First-Quarter Highlights:

•

Record net income of $274.8 million and GAAP diluted EPS of $0.94, up 100.0 percent from first-quarter 2006 diluted EPS of $0.47, excluding the first-quarter 2006 legal settlements charge of $0.32 per share

•	Diluted EPS of $1.03, up 83.9 percent from first-quarter 2006, excluding $0.09 per share in amortization of intangible assets and excluding the first-quarter 2006 legal settlements charge

•	Record EBITDA per adjusted prescription of $2.99, up 54.9 percent from first-quarter 2006, excluding the first-quarter 2006 legal settlements charge, and up 16.8 percent from fourth-quarter 2006

•	Record generic dispensing rate of 58.2 percent, up 4.5 percentage points from first-quarter 2006

FRANKLIN LAKES, N.J., May 1, 2007 — Medco Health Solutions, Inc. (NYSE: MHS) today reported record first-quarter 2007 GAAP diluted earnings per share of $0.94, an increase of 100.0 percent compared to $0.47 for the first quarter of 2006, excluding the first-quarter 2006 legal settlements charge of $0.32 per share. Excluding $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded company, first-quarter 2007 diluted earnings per share were $1.03, slightly ahead of Medco’s expectations.

“Medco’s record first quarter continues a consistent record of progressively stronger financial performance across every area of our business,” said Medco Chairman and CEO David B. Snow Jr. “Each of our key strategic growth drivers advanced significantly, led by the record availability and acceptance of generic medicines, which produced significant benefits for Medco, our clients and their members. Mail-order grew across our book of business, with more than 9 million members now enrolled in our Retail Refill Allowance programs, an increase of more than 1 million members since the last quarter of 2006. Clients increasingly recognize the value of mail-order as a means to reduce their costs, while also offering members the additional convenience, enhanced safety and lower co-payments of mail-order service.”

“Medco reported nearly $240 million in 2007 net-new business to-date, and a client retention rate of 96.4 percent after completing nearly 90 percent of our scheduled 2007 renewals,” Snow added.

First-Quarter Financial and Operational Results

Medco reported record first-quarter 2007 net revenues of nearly $11.2 billion, an increase of 5.6 percent over first-quarter 2006, and up 2.1 percent from fourth-quarter 2006. Net revenues increased as a result of higher volumes associated with new clients and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by a greater representation of lower cost generic drugs, and secondarily by previously announced customer losses.

Higher generic dispensing rates, which benefit clients and members and contribute to higher gross margins, resulted in a reduction of more than $625 million in net revenues in the first quarter of 2007 compared to the first quarter of 2006.

Total prescription volume for the first quarter of 2007, adjusting for the difference in days supply between mail-order and retail, was 189.5 million prescriptions, an increase of 3.3 percent from first-quarter 2006. Mail-order prescription volume of 23.4 million in the first quarter of 2007 increased 6.4 percent when compared to first-quarter 2006. Retail prescription volume of 119.5 million in the first quarter of 2007 increased 1.4 percent compared to first-quarter 2006.

Total gross margin of 6.9 percent increased 1.8 percentage points compared to the 5.1 percent reported in the first quarter of 2006. The higher gross margin is substantially attributable to a record generic dispensing rate of 58.2 percent, higher mail-order volumes and a higher adjusted mail penetration rate of 36.9 percent, improved specialty pharmacy margin, new business contributions and greater business efficiencies. (Please see Table 6 for the calculation of adjusted prescription volume and Table 9 for generic dispensing rate information.)

Total selling, general and administrative (“SG&A”) expense was $248.4 million, an increase of 6.5 percent from the first quarter of 2006, after excluding the 2006 pre-tax legal settlements charge of $162.6 million. This increase results primarily from employee-related costs associated with business growth across the enterprise.

Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter was $566.8 million, an increase of $212.3 million, or 59.9 percent, compared to the same period last year, excluding the 2006 legal settlements charge. The increase was driven by the previously mentioned factors for gross margin improvement. EBITDA per adjusted prescription in the quarter increased 54.9 percent to a record $2.99, compared to $1.93 in the first quarter of 2006, excluding the 2006 legal settlements charge. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income.)

Interest and other (income) expense, net, for first-quarter 2007 was $14.9 million, an increase of $1.4 million from $13.5 million in first-quarter 2006. The year-over-year growth in net interest expense is attributable to lower interest income from lower average cash balances as a result of cash being used to support our share repurchase program.

Net income for the first quarter rose to a record $274.8 million, up 89.9 percent from the same period last year, excluding the 2006 legal settlements charge. The effective tax rate for the first quarter of 2007 was 39.7 percent.

Medco generated cash flows from operations of more than $100 million, compared to negative cash flows of $31 million for first-quarter 2006. The company closed first-quarter 2007 with $483.1 million of cash on its balance sheet. On the first day of the fiscal month of April, the company received over $440 million in client payments, primarily from one large account, resulting from the timing of billing cycles.

Debt Refinancing

On April 30th, Medco closed on a new $3 billion, five-year senior unsecured bank credit facility, which includes a $1 billion senior unsecured term loan and a $2 billion senior unsecured revolving credit facility. This replaces Medco’s previously existing $1.5 billion senior unsecured bank credit facilities. In addition to refinancing our current senior unsecured bank credit facilities, the new bank financing will be available to support the company’s recently expanded share repurchase program, general corporate activities, working capital requirements, and capital expenditures. (Please refer to Table 8 for the components of Medco’s debt.)

Share Repurchase Program

In the first quarter of 2007, primarily during the month of March, Medco repurchased nearly 11.6 million shares at a cost of $782 million, with an average cost of $67.55 per share, in accordance with its $5.5 billion share repurchase plan. From the inception of the program through the end of first-quarter 2007, Medco has repurchased more than 40.6 million shares at a cost of $2.3 billion, with an average cost of $57.54 per share. As directed by the plan, shares are repurchased in the open market at times and in amounts deemed appropriate by the members of the company’s Board and senior management.

Specialty Pharmacy Segment

Medco’s specialty pharmacy segment, Accredo Health Group, generated first-quarter 2007 net revenues of more than $1.4 billion, up 9.1 percent from $1.3 billion in the first quarter of 2006.

First-quarter 2007 operating income of $53.5 million was up 22.7 percent from $43.6 million in the first quarter of 2006. Gross margin was 8.0 percent compared to 7.5 percent in the first quarter of 2006, reflecting a favorable product mix and more favorable channel distribution.

Medicare Programs

For the first quarter of 2007, Medicare Program revenues totaled $3.6 billion, reflecting growth of 6.3 percent from the $3.4 billion in the first quarter of 2006. Mail penetration for our Medicare Part D Prescription Drug Plan (“PDP”) in first-quarter 2007 increased to approximately 30 percent from 16 percent in the first quarter of 2006, and the generic dispensing rate was 61.3 percent for the first quarter of 2007, compared to 58.4 percent for the first quarter of 2006.

At the end of the first quarter, Medco had approximately 7.7 million Medicare-eligible members, which included 330,000 members in its Medicare Part D PDP, approximately 850,000 members with its health plan and employer PDP partners, and nearly 6.5 million Medicare-eligible members in its commercial client base. Within Medco’s PDP, the 2007 member population contains fewer dual-eligibles than in 2006, resulting in a higher concentration of members financially motivated to use mail-order and generics.

Raised and Narrowed 2007 Guidance

The company has raised and narrowed its guidance for 2007 GAAP diluted earnings per share to $3.02 to $3.07, up from the previous range of $2.94 to $3.01 per share. This represents growth in earnings per share of 25 to 27 percent over 2006 when excluding the effect of the first-quarter 2006 legal settlements charge. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company, the company now expects 2007 diluted earnings per share in the range of $3.40 to $3.45 per share, up from the previous range of $3.31 to $3.40 per share. This new range represents a 22 to 24 percent growth rate over 2006 when excluding the first-quarter 2006 legal charge. (Please see Table 7 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

“As a result of this strong performance, we are again raising our guidance for the year to incorporate the sustainable developments that emerged in the first quarter, after having already increased our 2007 guidance by an average of $0.20 per share in the last quarter of 2006,” stated JoAnn A. Reed, Senior Vice President, Finance and Chief Financial Officer. “Moving forward through 2007, moderating factors are expected to include reduced margins from 2007 renewal clients, recognizing that half of these clients have new pricing that comes into effect subsequent to the first quarter. In addition, we expect comparatively higher interest expense from elevated debt levels associated with our refinancing, which will, in part, support our share repurchase program. We also expect SG&A expense to increase relative to the first quarter, although remaining in-line with our guidance for the year.”

Use of Non-GAAP Measures

We calculate and use EBITDA and EBITDA per adjusted prescription as indicators of our ability to generate cash from our reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA, but included in the calculation of our reported net income are significant components of our consolidated statements of income, and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, we have calculated the 2006 EBITDA excluding the legal settlements charge recorded in the first quarter, as this is not considered an indicator of our ongoing performance.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription is affected by the changes in prescription volumes between retail and mail-order, the relative representation of brand-name, generic and specialty drugs, as well as the level of efficiency in the business.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and enhances comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation because it results from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on May 1, 2007 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on May 1, 2007 through May 15, 2007. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 1379290.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked pharmacy benefit manager on the 2006 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients could result in significantly decreased revenues and could harm our profitability;

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;

•	If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•

We are subject to a corporate integrity agreement that requires certain changes in our business practices, and the noncompliance with which may impede our ability to conduct business with the federal government;

•

Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;

•

Our specialty pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues;

•	Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our specialty pharmacy business and Medicare Part D offerings expose us to increased credit risk;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance;

•

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases;

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure;

•	We could be required to record a material non-cash charge to income if our recorded intangible assets are impaired, or if we shorten intangible asset useful lives; and,

•

Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K, Forms 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended
	March 31, 2007	April 1, 2006
Product net revenues (Includes retail co-payments of $1,986 and $1,953 in the first quarters of 2007 and 2006)	$11,026.3	$10,443.3
Service revenues	133.3	120.2

Total net revenues	11,159.6	10,563.5

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,986 and $1,953 in the first quarters of 2007 and 2006)	10,349.9	9,990.9
Cost of service revenues	36.0	34.4

Total cost of revenues	10,385.9	10,025.3
Selling, general and administrative expenses	248.4	395.9
Amortization of intangibles	54.6	54.6
Interest and other (income) expense, net	14.9	13.5

Total cost of operations	10,703.8	10,489.3

Income before provision for income taxes	455.8	74.2
Provision for income taxes	181.0	29.4

Net income	$274.8	$44.8

Basic earnings per share:
Weighted average shares outstanding	286.7	304.2
Earnings per share	$0.96	$0.15

Diluted earnings per share:
Weighted average shares outstanding	291.1	308.6
Earnings per share	$0.94	$0.15

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	March 31, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$483.1	$818.5
Short-term investments	71.3	68.4
Manufacturer accounts receivable, net	1,568.6	1,531.6
Client accounts receivable, net	1,327.0	1,294.9
Inventories, net	1,705.6	1,676.8
Prepaid expenses and other current assets	278.0	273.4
Deferred tax assets	193.0	191.4

Total current assets	5,626.6	5,855.0
Income taxes receivable	215.8	212.9
Property and equipment, net	633.1	649.7
Goodwill	5,107.0	5,108.7
Intangible assets, net	2,468.5	2,523.1
Other noncurrent assets	32.9	38.7

Total assets	$14,083.9	$14,388.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,324.7	$2,884.2
Client rebates and guarantees payable	1,160.6	886.1
Accrued expenses and other current liabilities	621.7	656.2
Short-term debt	600.0	325.0
Current portion of long-term debt	75.1	75.3

Total current liabilities	4,782.1	4,826.8
Long-term debt, net	849.7	866.4
Deferred tax liabilities	1,143.4	1,161.3
Other noncurrent liabilities	135.1	30.1

Total liabilities	6,910.3	6,884.6

Total stockholders’ equity	7,173.6	7,503.5

Total liabilities and stockholders’ equity	$14,083.9	$14,388.1

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Quarters Ended
	March 31, 2007	April 1, 2006
Cash flows from operating activities:
Net income	$274.8	$44.8
Adjustments to reconcile net income to net cash provided by (used by) operating activities:
Depreciation	41.5	49.6
Amortization of intangibles	54.6	54.6
Deferred income taxes	(35.7)	(104.1)
Stock-based compensation on employee stock plans	20.2	27.5
Tax benefit on employee stock plans	41.9	33.1
Excess tax benefits from stock-based compensation arrangements	(27.3)	(18.1)
Other	12.0	10.1
Net changes in assets and liabilities:
Manufacturer accounts receivable	(37.0)	(64.9)
Client accounts receivable	(42.4)	(153.5)
Inventories	(28.8)	139.5
Prepaid expenses and other current assets	(4.6)	(78.7)
Income taxes receivable	(2.9)	—
Other noncurrent assets	4.9	7.9
Claims and other accounts payable	(559.5)	(510.6)
Client rebates and guarantees payable	274.5	202.0
Accrued expenses and other noncurrent liabilities	114.3	329.7

Net cash provided by (used by) operating activities	100.5	(31.1)

Cash flows from investing activities:
Capital expenditures	(25.0)	(27.7)
Purchases of securities and other investments	(5.9)	(8.1)
Proceeds from sale of securities and other investments	2.6	8.0

Net cash used by investing activities	(28.3)	(27.8)

Cash flows from financing activities:
Repayments on long-term debt	(18.9)	(18.8)
Proceeds under accounts receivable financing facility	275.0	—
Purchase of treasury stock	(781.9)	(204.4)
Excess tax benefits from stock-based compensation arrangements	27.3	18.1
Proceeds from employee stock plans	90.9	86.7

Net cash used by financing activities	(407.6)	(118.4)

Net decrease in cash and cash equivalents	(335.4)	(177.3)
Cash and cash equivalents at beginning of period	818.5	888.2

Cash and cash equivalents at end of period	$483.1	$710.9

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarter Ended April 1, 2006		Full Year Ended December 30, 2006
	Net Income	Net Income per Diluted Share	Net Income	Net Income per Diluted Share
Reconciliation of 2006 legal settlements charge:
As reported	$44.8	$0.15	$630.2	$2.09
Legal settlements charge (1)	99.9	0.32	99.9	0.33

Excluding the legal settlements charge	$144.7	$0.47	$730.1	$2.42

(1)	Represents the after-tax effect of a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

Table 5.

	Quarters Ended
	March 31, 2007	April 1, 2006
Earnings Per Share Reconciliation:
Net income per diluted share, excluding the 2006 legal charge (1)	$0.94	$0.47
Adjustment for the amortization of intangible assets	0.09	0.09

Adjusted net income per diluted share, excluding the legal charge	$1.03	$0.56

(1)	Please refer to Table 4 for reconciliation of the legal settlements charge.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 6.

	Quarters Ended
	March 31, 2007	April 1, 2006
EBITDA Reconciliation:
Net income	$274.8	$44.8
Add:
Interest and other (income) expense, net	14.9	13.5
Provision for income taxes	181.0	29.4
Depreciation expense	41.5	49.6
Amortization expense	54.6	54.6

EBITDA	$566.8	$191.9
Legal settlements charge (1)	—	162.6

EBITDA, excluding the 2006 legal settlements charge	$566.8	$354.5

Claims Detail:
Prescriptions administered
Mail-order	23.4	22.0
Retail	119.5	117.9

Total	142.9	139.9
Adjusted prescriptions (2)	189.5	183.5

EBITDA per adjusted prescription	$2.99	$1.05

EBITDA per adjusted prescription, excluding the 2006 legal settlements charge	$2.99	$1.93

(1)	Represents a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.
(2)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 7.

	Full Year ended December 30, 2006(1)	Estimated Full Year Ended December 29, 2007
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
Net income per diluted share	$2.42	$3.02	$3.07
Adjustment for the amortization of intangible assets	0.36	0.38	0.38

Adjusted net income per diluted share	$2.78	$3.40	$3.45

2007 net income per diluted share growth over 2006(1)		25%	27%
2007 adjusted net income per diluted share growth over 2006 (1)		22%	24%

(1)	Full Year 2006 excludes the legal settlements charge of $0.33 cents per share. Please refer to table 4 for reconciliation of the legal charge.

Table 8.

	March 31, 2007	December 30, 2006
Balance Sheet Debt:
Term loans	$437.5	$456.3
Senior notes	497.1	497.0
Accounts receivable financing facility	600.0	325.0
Fair value adjustment for interest rate swap agreements	(9.9)	(11.9)
Other notes payable	0.1	0.3

Total debt	$1,524.8	$1,266.7

Table 9.
	Quarters Ended
	March 31, 2007	April 1, 2006
Product Revenue Information
Retail product (1)	$6,712.3	$6,420.9
Mail-order product	4,314.0	4,022.4

Total product net revenues	$11,026.3	$10,443.3

Generic Dispensing Rate Information
Retail generic dispensing rate	60.2%	55.8%
Mail-order generic dispensing rate	48.4%	42.3%

Overall generic dispensing rate	58.2%	53.7%

Depreciation Information
Cost of revenues depreciation	$10.5	$13.4
Selling, general and administrative expenses depreciation	31.0	36.2

Total depreciation	$41.5	$49.6

(1)	Includes retail co-payments of $1,986 and $1,953 in the first quarters of 2007 and 2006, respectively.